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                          SECURITIES AND EXCHANGE COMMISSION

                               Washington, D.C.  20549

                                       FORM 15

            Certification and Notice of Termination of Registration Under
               Section 12(g) of the Securities Exchange Act of 1934 or
                 Suspension of Duty to File Reports Under Sections 13
                  and 15(d) of the Securities Exchange Act of 1934.

                           Commission File Number 33-96928
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                              IVAC MEDICAL SYSTEMS, INC.
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                (Exact name of registrant as specified in its charter)

                                10221 Wateridge Circle
                             San Diego, California 92121
                                    (619) 458-7000
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            (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             9-1/4% Senior Notes due 2002
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               (Title of each class of securities covered by this Form)

                                   Not applicable.
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                (Titles of all other classes of securities for which a
              duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i) [ ]  Rule 12h-3(b)(1)(ii)[ ]
     Rule 12g-4(a)(1)(ii)[ ]  Rule 12h-3(b)(2)(i) [ ]
     Rule 12g-4(a)(2)(i) [ ]  Rule 12h-3(b)(2)(ii)[ ]
     Rule 12g-4(a)(2)(ii)[ ]  Rule 15d-6          [ ]
     Rule 12h-3(b)(1)(i) [X]

     Approximate number of holders of record as of the certification or notice date: None by reason of issuer tender offer.

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     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, IVAC Medical Systems, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: November 26, 1996            BY:/s/ JOHN A. DE GROOT
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                                          Vice President